EXHIBIT 99.1

                                          CONTACT:
                                                  Charles Best
                                                  Chief Financial Officer
                                                  BioSource International, Inc.
                                                  chuckb@biosource.com
                                                  (805) 383-5249




BIOSOURCE INTERNATIONAL, INC. ANNOUNCES 11% INCREASE IN SALES AND $103,000 IN NET INCOME FOR THE FIRST QUARTER 2003

CAMARILLO, CALIF.  - APRIL 29, 2003

BioSource International, Inc. (NASDAQ: BIOI), announced today its operating results for the first quarter ended March 31, 2003.

Net sales for the three months ended March 31, 2003 were a record $10.9 million, an increase of $1.1 million, or 11%, compared to net sales for the three months ended March 31, 2002 and net income available to common shareholders for the quarter ended March 31, 2003 was $103,000 compared to a net loss available to common shareholders of $2,499,000 for the comparable period in 2002.

Len Hendrickson, President and CEO of BioSource, commented, "We returned to a double digit growth rate in the first quarter of 2003 and became profitable. Our investment in research and development last year which resulted in the introduction of 54 phospho specific antibodies and 18 phopshoELISA(TM)s has paid off with a revenue growth rate of over 60% for our Signal Transduction Products. We have a number of significant products being launched this quarter, notably more phosphoELISA(TM)s and our first phosphoLuminex assays, which will continue to drive our strong growth in this key area for the company."

Net income available to common shareholders for the three months ended March 31, 2003 was $103,000 or $.01 per diluted share compared to a net loss available to common shareholders of $2,499,000 or $.23 per diluted share for the three months ended March 31, 2002. In the first quarter of 2002, the Company recognized a non-cash charge, net of applicable income taxes, of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standards ("FAS") 142, Accounting for Goodwill and Other Intangible Assets. Operating income for the three months ended March 31, 2003 was $121,000 compared to an operating loss of $374,000 for the three months ended December 31, 2002.

The company's revenues benefited by a $551,000 positive impact of foreign exchange.

To better  drive growth and focus on key market  opportunities,  the Company has divided its business into three core areas: The Strategic Business Units ("SBUs") of Signal Transduction Products, Cytokine Products, and Custom Products. Signal Transduction Products consist of the proteins, antibodies, assays and other reagents used to study internal cellular processes. Our phosphospecific antibodies and phosphoELISA(TM)s are included in this SBU. Cytokine Products include the proteins, antibodies, assays and other reagents that are used to study the processes by which cells communicate. Interleukin, growth factor and other biological response modifier products are included in this group. Custom Products include oligonucleotides, custom peptides and antibodies, cell culture and diagnostics and other reagents not specifically categorized.

For the three months ended March 31, 2003, the Company's signaling product lines, grew 62% compared to the comparable prior year quarter, from $1,495,000 to $2,430,000. The Company's sales growth in its cytokine product lines for the quarter ending March 31, 2003 was 7%, growing from $4,566,000 to $4,877,000, compared to the three months ended March 31, 2002. The Company's custom product lines decreased 3% compared to the comparable prior year quarter, from $3,720,000 to $3,592,000. Len Hendrickson, the Company's President and CEO noted, "this new structure will enable us to capitalize on the significant opportunities in our core signaling and cytokine markets while better managing our custom products business. Signal Transduction and Cytokine Products were a major focus of our research and development efforts in 2002 and we believe the growth rate of 20% in our combined Signal Transduction and Cytokine Product lines this quarter demonstrates the importance of these areas to BioSource."

Gross profit margin was 57% for both the three months ended March 31, 2003 and 2002. The Company margins remained constant in part due to the continued investment in production and planning related areas within the Company. The Company's margins in its cytokine and signaling core product lines continue to be strong. The margins in our custom product lines have limited our overall gross margin improvement.

Research and development expense for the three months ended March 31, 2003 and 2002 were $1,979,000 and $1,293,000 and represented 18% and 13% of sales, respectively. The increase in research and development expenses for the three months ended March 31, 2003 when compared to the comparable prior year period reflects the Company's incremental investment in additional personnel and materials in the cytokine and signal transduction research areas. The Company has made a significant investment in its R & D capabilities over the past 15 months. The result of this investment has been the release of significantly more and higher quality and novel products, and resulted in increased sales in both the cytokine and signaling product lines. Quarterly expenditures in R&D for the remainder of 2003 are expected to be slightly less than those in the first quarter of 2003.

Selling, marketing and administrative expenses were $4.0 million for the three months ended March 31, 2003 and $3.7 million for the three months ended March 31, 2002 representing 36% and 38% of sales, respectively. The Company continues to manage its SG&A expenses downward as a percentage of sales. In the three months ended March 31, 2003, our sales and marketing expenses in personnel and marketing programs increased $100,000 from the comparable prior year period.

In 2003, the company changed its method in accounting for its annual catalog advertising costs. In the past, the Company has expensed catalog advertising costs as incurred, which was primarily in the first quarter of its fiscal year. During 2002, the Company put a substantial effort into increasing the numbers of customers in its customer database and in conjunction with that, its dependence on its catalog to attract more customers. Accordingly, beginning in 2003, the Company is capitalizing its catalog costs and expensing them evenly throughout the fiscal year in accordance with the AICPA's Statement of Position 93-7. In the first quarter of 2002, the Company expensed approximately $359,000 of catalog costs compared to $113,000 for the first quarter of 2003. The Company does not anticipate its annual catalog costs to be materially different from 2002 to 2003.

The effective tax rate for the three months ending March 31, 2003 was 10%. The Company is benefiting from R & D and other tax credits which when applied to income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates. The Company has elected to utilize the Extraterritorial Income Exclusion ("EIE") federal tax credit, which, along with other tax credits, has reduced its effective tax rate for 2003 to 10%.

Additionally, the Board of Directors of BioSource International, Inc., on April 22, 2003, approved extending the expiration date of the Company's current stock repurchase program from June 2003 until June 2004. In addition, the Board approved adding $5 million to its current $10 million dollar allowable repurchase commitment, bringing the total limit to $15 million. In the first quarter of 2003, the Company spent $662,000 repurchasing 110,000 shares of its common stock under its stock repurchase program, bringing the total number of shares repurchased since October 2001 to 989,000 and total cash outlays to $5.9 million. This has contributed to the reduction in weighted average diluted shares outstanding for the three months ended March 31, 2003 to 10,026,000 compared to the 10,757,000 diluted shares for the three months ended March 31, 2002. Since inception, the company has repurchased 9% of its outstanding common stock.


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


The Company will conduct a conference call today at 10:00 A.M. Pacific Time. All interested parties may call (800) 237-9752, reservation number 7881688 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at www.biosource.com and entering the investor relations' portion of the website.

                                   ##########

         BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.


This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                         MARCH 31,  DECEMBER 31,
                                                            2003         2002
                                                          --------     --------

         ASSETS
Current assets:
   Cash and cash equivalents .........................    $  3,840        5,941
   Accounts receivable, less allowance for
     doubtful accounts of $264 at March 31,
     2003 and $261 at December 31, 2002 ..............       7,129        6,157
   Inventories, net ..................................       9,483        8,880
   Prepaid expenses and other current assets .........         862          538
   Deferred income taxes .............................       1,873        1,873
                                                          --------     --------
                     Total current assets ............      23,187       23,389

Property and equipment, net ..........................       7,186        7,398
Intangible assets net of accumulated amortization
  of $2,800 at March 31, 2003 and $2,655 at
  December 31, 2002 ..................................       5,931        6,076
Goodwill .............................................         307          307
Other assets .........................................         537          526
Deferred tax assets ..................................       8,810        8,810
                                                          --------     --------
                                                          $ 45,958       46,506
                                                          ========     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ..................................    $  2,639        3,115
   Accrued expenses ..................................       2,792        2,910
   Deferred revenue ..................................         378          427
   Income tax payable ................................         664          341
                                                          --------     --------
                     Total current liabilities .......       6,473        6,793
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
  20,000,000 shares: issued and outstanding
  9,610,305 shares at March 31, 2003 and
  9,676,931 at December 31, 2001 .....................          10           10
Additional paid-in capital ...........................      43,929       44,500
Accumulated deficit ..................................      (3,279)      (3,382)
Accumulated other comprehensive loss .................      (1,175)      (1,415)
                                                          --------     --------
                     Net stockholders' equity ........      39,485       39,713
                                                          --------     --------
                                                          $ 45,958       46,506
                                                          ========     ========



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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           --------------------
                                                             2003        2002
                                                           --------    --------

Net sales ..............................................   $ 10,899       9,781
Cost of sales ..........................................      4,690       4,196
                                                           --------    --------
    Gross profit .......................................      6,209       5,585

Operating expenses:
    Research and development ...........................      1,979       1,293
    Sales and marketing ................................      2,388       2,266
    General and administrative .........................      1,576       1,460
    Amortization of intangibles ........................        145         160
                                                           --------    --------
         Total operating expenses ......................      6,088       5,179
                                                           --------    --------
Operating income .......................................        121         406

Interest income, net ...................................         11          40
Other income (expense), net ............................        (18)         30
                                                           --------    --------
Income before income taxes .............................        114         476
Income tax expense .....................................         11         105
                                                           --------    --------
        Net income before cumulative effect of
          accounting change ............................        103         371
Cumulative effect of accounting change (net of
     applicable income taxes of $1,759) ................       --        (2,870)
                                                           --------    --------
Net income (loss) available to common shareholders .....   $    103      (2,499)
                                                           ========    ========

Net income per share before accounting change:
    Basic ..............................................   $   0.01        0.04
                                                           ========    ========
    Diluted ............................................   $   0.01        0.03
                                                           ========    ========

Net income (loss) per share after accounting change:
    Basic ..............................................   $   0.01       (0.25)
                                                           ========    ========
    Diluted ............................................   $   0.01       (0.23)
                                                           ========    ========

Shares used to compute net income (loss):
    Basic ..............................................      9,635      10,190
                                                           ========    ========
    Diluted ............................................     10,026      10,757
                                                           ========    ========


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